Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:

Contact:

Bryce W. Rhodes, President

(713) 850-1880

WHITTIER ENERGY CORPORATION ANNOUNCES NO LONG-TERM DAMAGE FROM HURRICANES AND SUCCESSFUL RECOMPLETION OF THE SCOTT AND HOPPER #4 WELL

HOUSTON – (Business Wire) – September 28, 2005 – Whittier Energy Corporation (OTCBB: WECP.OB) today announced that none of its major oil and gas fields suffered any significant physical damage from either Hurricane Katrina or Hurricane Rita., However, as a result of power outages, limited access, and the inability of some oil and gas marketers to take delivery of production in affected areas, approximately 3.2 million cubic feet of gas equivalent (“Mmcfe”) per day, or 20%, of Whittier’s daily net production is currently shut-in. The Company anticipates that the majority of its shut-in production will be restored over the next few weeks and does not expect any materially adverse impact on its operations.

Scott and Hopper # 4 – Brooks County, Texas

Whittier has successfully re-completed the Scott & Hopper #4 well into 30’ of net pay from one of the three shallower sands previously identified when the well was drilled in February 2005. The well was brought on at approximately 4 Mmcfe per day on September 18, 2005 and is currently producing 3.5 Mmcfe per day (1.6 Mmcfe per day net) with flowing tubing pressure of 5,600 psi. The previously producing 9,500’ Vicksburg interval has been temporarily isolated and the Company plans to return to this interval upon depletion of the shallower sands. The Company has an approximate 56% working interest in the well until a 400% payout of the Company’s investment in the well is reached, and a 42% working interest thereafter.

Management Comments

Bryce W. Rhodes, Whittier’s President and Chief Executive Officer, said, “We are fortunate that all of our employees are safe and our assets sustained very little physical damage. We are working hard to return to normal operations as soon as possible.”  He added “We are also very pleased with the performance of the recently re-completed Scott and Hopper # 4 well and we will monitor the well closely to determine if there may be additional development potential on this 640 acre lease.”

About Whittier Energy Corporation

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas and Louisiana. Whittier Energy also holds non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California. The Company’s stock trades as WECP.OB on the Over-the-Counter Bulletin Board. Additional information about Whittier Energy can be found at www.whittierenergy.com.

Forward-Looking Statements

All statements, other than statements of historical fact, included in this report are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current

333 Clay Street • Suite 1100 • Houston, TX 77002 • Phone: (713) 850-1880 • Fax: (713) 850-1879

expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Whittier assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.